Exhibit 99.1

For Immediate Release

HASBRO APPOINTS JOHN FRASCOTTI TO PRESIDENT, HASBRO BRANDS

DUNCAN BILLING TO LEAD GLOBAL OPERATIONS & NEW BUSINESS DEVELOPMENT

New Organizational Structure Unites Marketing and Development Teams as One Branded Play Organization

Pawtucket, R.I., October 15, 2014 – Global branded play leader Hasbro, Inc. (NASDAQ: HAS) today announced the promotion of John Frascotti to the newly-created position of President, Hasbro Brands, effective immediately.
In this new role, Frascotti assumes the additional responsibilities of worldwide product development and now oversees all of the Company's global Marketing and Design and Development teams. By combining the teams, the Company will continue to drive strong innovation, maximize operational efficiency, facilitate greater collaboration and streamline decision-making.
"Across our organization, we are building a tremendous team that can inspire new ideas through our brands and execute them through our brand blueprint, in brand building and storytelling globally," said Brian D. Goldner, President and Chief Executive Officer.  "No one is better suited than John for this new leadership opportunity. His vision and consumer-centric approach will serve Hasbro and all of its stakeholders well as we continue to work side-by-side to deliver compelling brand expressions across generations and geographies."
"I am incredibly honored to be leading this dynamic group of professionals," said John Frascotti, President, Hasbro Brands.  "This unified approach will enable us to continue to drive the momentum in our business and develop our brands holistically across platforms to meet the evolving needs of our global consumers."
Frascotti joined Hasbro in 2008 as Chief Marketing Officer. During his tenure, he led the re-imagination, re-invention and re-ignition of Hasbro's world-class brand portfolio and has been a key architect of the Company's branded play strategy.
Duncan Billing will now assume the role of Executive Vice President, Global Operations & Business Development.  In this new role, he will leverage his 25 year marketing, development and worldwide operations experience to identify new revenue streams, including new platforms and brands that leverage the Company's strengths and continue to lead Hasbro's global manufacturing, sourcing and supply chain activities.
"As Hasbro continues to innovate in new areas of play and entertainment, I look forward to driving new strategic business opportunities and revenue streams for the Company, while continuing to evolve our very capable operations function," said Duncan Billing, Executive Vice President, Global Operations & Business Development.
Billing joined Hasbro in 1988 as Group Director, Sales and Marketing, for its UK subsidiary. He later transferred to the U.S., where he held a variety of senior-level positions.
About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere.  The Company's Hasbro Studios is responsible for entertainment brand-driven storytelling around Hasbro brands across television, film, commercial productions and short-form.  Through the company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.

© 2014 Hasbro, Inc. All Rights Reserved.

HAS-PR

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

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